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KPMG LLP
Suite 1200
300 Convent
San Antonio, TX 78205






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of USAA Life Insurance Company and Policyowners of the Life Insurance Separate Account of
USAA Life Insurance Company:

We consent to the use of our reports included herein for the USAA Life Insurance Company and for the Life Insurance Separate Account of USAA Life Insurance Company and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement.


                                                 /s/ KPMG LLP

San Antonio, Texas
April 25, 2005